EXHIBIT 99.1

PRESS RELEASE

October 29, 2004
For Immediate Release

For Further Information Contact:	Barry Backhaus President and Chief Executive Officer First Federal Bankshares, Inc. 329 Pierce Street, P.O. Box 897 Sioux City, IA 51102 712.277.0200

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
ANNUAL MEETING RESULTS AND DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq National Market – “FFSX”) reported net earnings of $2.2 million, or basic and diluted earnings per share of $0.60 and $0.58, respectively, for the three months ended September 30, 2004. This compares to net earnings of $1.5 million, or basic and diluted earnings per share of $0.42 and $0.41, respectively, for the three months ended September 30, 2003. A gain of $1.4 million, net of tax effect, resulting from the sale of two branch offices favorably impacted the Company’s net income for the three months ended September 30, 2004.

Discussion of Operating Results for the Three Months Ended September 30, 2004

Net interest income before provision for loan losses totaled $4.4 million and $4.6 million, respectively, for the three months ended September 30, 2004 and 2003. The Company’s net yield on average interest-earning assets decreased by 10 basis points to 3.25% for the three months ended September 30, 2004 from 3.35% for the three months ended September 30, 2003. The decrease in the net yield on average interest-earning assets was largely due to a decrease in the average yield on loans in a continuing historically low market interest rate environment. The average yield on loans decreased by 55 basis points to 5.80% for the three months ended September 30, 2004 from 6.35% for the three months ended September 30, 2003. Partially offsetting the decrease in the average yield on loans was a decrease in the average cost of deposits. The average cost of deposits decreased by 24 basis points to 1.78% for the three months ended September 30, 2004 2.02% for the three months ended September 30, 2003.

Provision for loan loss expense increased to $760,000 for the three months ended September 30, 2004 from $525,000 for the three months ended September 30, 2003. Adversely classified assets increased to $10.9 million at September 30, 2004 from $7.4 million for the immediately preceding quarter ended June 30, 2004 primarily due to the identification of weaknesses in the credits of three commercial borrowers for which the analysis suggests collateral deficiencies. Adversely classified assets totaled $10.0 million at September 30, 2003.

Noninterest income increased by $1.7 million, or 71.7%, to $4.0 million for the three months ended September 30, 2004 from $2.3 million for the three months ended September 30, 2003. The increase in noninterest income was primarily due to a pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution that was completed on September 20, 2004. The purchaser assumed deposits of $27.1 million and acquired loans totaling $17.0 million in addition to the buildings and certain equipment. Partly offsetting the gain on the sale of branch deposits were decreases in other types of noninterest income. Gain on sale of loans decreased by $87,000, or 26.6%, to $241,000 for the three months ended September 30, 2004 from $328,000 for the three months ended September 30, 2003 due to a slowdown in mortgage activity after an extended period of historically low interest rates. The slowdown in mortgage activity also impacted the Company’s income from other real estate-related activities such as abstracting and escrow services. Income from real estate-related activities decreased by $176,000, or 48.6%, to $186,000 for the three months ended September 30, 2004 from $362,000 for the three months ended September 30, 2003. In addition, the Company recorded a loss on sale of securities of $121,000 for the three months ended September 30, 2004 compared to a loss on sale of securities of $32,000 for the three months ended September 30, 2003. Securities’ sales in September 2004 provided liquidity for the transfer of the deposits of the branch offices sold during the quarter.

Partly offsetting the increase in noninterest income was an increase in noninterest expense. Noninterest expense increased by $250,000, or 6.1%, to $4.4 million for the three months ended September 30, 2004 from $4.1 million for the three months ended September 30, 2003. The increase in noninterest expense was primarily due to an increase of $221,000, or 9.5%, in compensation and benefits expenses to $2.5 million for the three months ended September 30, 2004 from $2.3 million for the three months ended September 30, 2003. The increase in compensation and benefits expense was partly due to an increase in the Company’s pension plan funding requirements. Pension expense increased by $60,000, or 60.0%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. In addition, the slowdown in mortgage origination activity in the current year period resulted in a decrease of $169,000 in contra-expense for payroll-related direct origination costs for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003.

Income before income taxes increased by $968,000, or 41.7%, to $3.3 million for the three months ended September 30, 2004 from $2.3 million for the three months ended September 30, 2003. Income taxes totaled $1.1 million, or an effective tax rate of 34.5%, for the three months ended September 30, 2004 and $787,000, or an effective tax rate of 33.8%, for the three months ended September 30, 2003. The effective tax rate increased for the three months ended September 30, 2004 largely because tax-exempt income comprised a smaller percentage of pre-tax income for that period than for the three months ended September 30, 2003.

Annual Meeting Results and Dividend

The Company announced the results of its 2004 Annual Meeting of Stockholders held on October 28, 2004. At the meeting, stockholders elected Barry E. Backhaus and David S. Clay to the Board of Directors of the Company, each for a three-year term. Stockholders also ratified the appointment of McGladrey & Pullen, LLP as the independent auditors for the Company for the fiscal year ending June 30, 2005.

In addition, on October 28, 2004, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on November 30, 2004 to stockholders of record on November 16, 2004.

Other Information

Assets totaled $570.4 million and $641.7 million, respectively, at September 30, 2004 and 2003. Book value per share increased to $19.59 at September 30, 2004 from $18.50 at September 30, 2003. Stockholders’ equity to total assets was 12.71% and 10.88%, respectively, at September 30, 2004 and 2003. The Company had 3,699,989 shares outstanding at September 30, 2004.

The Company’s common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company’s bank subsidiary, operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
	September 30, 2004	June 30, 2004	September 30, 2003
ASSETS	(Dollars in thousands)
Cash and cash equivalents	14,628	18,858	30,937
Securities available-for-sale	57,870	84,693	72,804
Securities held-to-maturity	20,429	23,186	29,211
Loans receivable, net	416,799	431,857	450,409
Office property and equipment, net	13,055	13,277	13,525
Federal Home Loan Bank stock, at cost	6,861	6,096	7,574
Accrued interest receivable	2,428	2,230	2,730
Goodwill	18,417	18,524	18,524
Other assets	19,902	16,801	16,002

Total assets	$570,389	$615,522	$641,716

LIABILITIES
Deposits	386,335	429,209	442,852
Advances from FHLB and other borrowings	106,555	109,886	122,599
Advance payments by borrowers for taxes and insurance	258	1,119	724
Accrued interest payable	1,287	1,207	1,912
Accrued expenses and other liabilities	3,483	2,643	3,842

Total liabilities	497,918	544,064	571,929

STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	49	49
Additional paid-in capital	37,471	37,086	36,663
Retained earnings, substantially restricted	54,033	52,242	49,147
Treasury stock, at cost - 1,262,240, 1,198,990 and
1,135,766 shares, respectively, at September 30, 2004,
June 30, 2004 and September 30, 2003	(18,106)	(16,519)	(15,155)
Accumulated other comprehensive income	251	(330)	286
Unearned ESOP	(1,013)	(1,045)	(1,150)
Unearned RRP	(215)	(25)	(53)

Total stockholders' equity	72,471	71,458	69,787

Total liabilities and stockholders' equity	$570,389	$615,522	$641,716

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three months ended September 30,
	2004	2003
	(Dollars in thousands)
Total interest income	$7,263	$7,962
Total interest expense	2,886	3,355

Net interest income	4,377	4,607
Less: provision for loan losses	760	525

Net interest income after provision	3,617	4,082
Noninterest income	4,031	2,347
Noninterest expense	4,354	4,104

Income before income taxes	3,294	2,325
Taxes on income	1,137	787

Net income	$2,157	$1,538

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)
	At or for the three months ended September 30,
Financial condition data:	2004	2003
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$545,972	$558,205
Average interest-bearing liabilities	490,958	534,045
Average interest-earning assets to
average interest-bearing liabilities	111.21%	104.52%
Non-performing loans	$3,453	$5,238
Non-performing loans to total loans	0.82%	1.15%
Non-performing assets	4,024	5,867
Non-performing assets to total assets	0.71%	0.91%
Allowance for loan losses	5,023	4,908
Allowance for loan losses to total loans	1.19%	1.08%
Shareholders' equity to assets	12.71%	10.88%

Selected operating data: (1)
Return on average assets	1.41%	0.95%
Return on average equity (2)	11.95%	8.79%
Net interest rate spread	2.99%	3.24%
Net yield on average interest-earning
assets (3)	3.25%	3.35%
Efficiency ratio (4)	68.22%	58.73%

(1) Annualized except for efficiency ratio.
(2)  Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3)  Net interest income, tax-effected, divided by average interest-earning assets.
(4)  Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.60	$0.42
Diluted	$0.58	$0.41
Book value per share	$19.59	$18.50
Market price per share:
High for the period	$23.60	$22.60
Low for the period	$20.00	$17.55
Close at end of period	$22.95	$22.10
Cash dividends declared per share	$0.10	$0.08
Weighted-average common shares outstanding:
Basic	3,608,397	3,640,117
Diluted	3,688,973	3,755,030